Exhibit 99.1

Brian D. Fitzgerald

c/o Capital Partners, Inc.

Eight Greenwich Office Park, Third Floor

Greenwich, CT  06831

July 27, 2004

Security Capital Corporation
Eight Greenwich Office Park, Third Floor
Greenwich, CT 06831
Attn:	Mr. John H.F. Haskell, Jr.
Chairman of the Special Committee
of the Board of Directors

Dear John:

Thank you for the opportunity over the last two weeks to discuss with the Special Committee of the Board of Directors of Security Capital Corporation (“SCC”) and its advisors my offer dated July 13, 2004.  I believe that those discussions have improved each side’s understanding of the other side’s views with respect to the prospects for, and the valuation of, SCC and have contributed substantially to our negotiations with respect to this matter.

In that connection, I am pleased to make this revised offer (this “Revised Offer”) at a price per share of $9.50.  I believe that this Revised Offer provides an even better opportunity for the stockholders of SCC to obtain liquidity for their shares at a premium to the market price of the Class A Common Stock and expect that we can conclude our negotiations in an expeditious manner.

Any questions regarding this letter may be directed to me at (203) 625-0770.

Very truly yours,

/s/ Brian D. Fitzgerald
Brian D. Fitzgerald